UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2009

Applied Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-06920	94-1655526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Bowers Avenue
P.O. Box 58039
Santa Clara, CA	95052-8039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 727-5555

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Reductions in Named Executive Officer Salaries and Forgoing of Bonuses

Reduction in Base Salaries

Effective February 9, 2009, the annual base salaries for each of the named executive officers (NEOs) of Applied Materials, Inc. (Applied) have been reduced by ten percent (10%) in order to reduce costs due to deteriorating global economic and industry conditions. This ten percent (10%) reduction is in addition to a ten percent (10%) reduction of the NEOs’ annual base salaries that was previously implemented to reduce costs. This brings the total reduction to twenty percent (20%) below the annual base salary in effect for each NEO at this time last year. The adjusted annual base salaries for the NEOs as of February 9, 2009, are as follows:

Named Executive Officer	Reduced Base Salary
Michael R. Splinter, President and Chief Executive Officer	$784,000
Franz Janker, Executive Vice President, Sales and Marketing	$475,200
Mark R. Pinto, Senior Vice President, Chief Technology Officer and General Manager Energy and Environmental Solutions	$440,000
Thomas St. Dennis, Senior Vice President, General Manager Silicon Systems Group	$411,280
George S. Davis, Senior Vice President, Chief Financial Officer	$410,400
Manfred Kerschbaum, Senior Vice President, General Manager Applied Global Services	$403,520

NEOs to Forgo FY2009 Bonus

In support of Applied’s cost-reduction activities, each of the NEOs will forgo his annual incentive bonus for fiscal 2009, even if the performance goals related to the bonus are fully achieved and a bonus would otherwise be payable, unless business conditions and financial results improve significantly.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Materials, Inc. (Registrant)
Dated: February 12, 2009

	By:	/s/ JOSEPH J. SWEENEY
Joseph J. Sweeney Senior Vice President General Counsel and Corporate Secretary